EXHIBIT 99.1

Friday July 11, 2003, 7:30 am Eastern Time

Press Release

SOURCE: CyberGuard Corporation

—CYBERGUARD ANNOUNCES RESOLUTION OF CLASS-ACTION LAWSUIT—

Ft. Lauderdale, Florida – July 11, 2003 – CyberGuard Corporation (NASDAQ: CGFW), formerly (AMEX: CFW), the technology leader in network security, announced that it has entered into a memorandum of understanding to settle the class-action lawsuit against the company and certain of its former officers. The settlement resolves a lawsuit initiated in 1998 and will become effective upon final approval by the court.

The settlement amount of $10 million will require the company to incur a onetime charge of approximately $4.3 million in the fourth quarter of fiscal year 2003 for the amount in excess of the insurance coverage and related costs. The company’s portion of the settlement will be made up of cash or cash and equity, at the company’s option.

Scott Hammack, chairman and CEO of CyberGuard, stated, “We are very pleased with the terms of the settlement. Closing this chapter in our history allows us to focus on successfully growing the company. The lawsuit has historically limited our options, but we are confident its resolution will provide the freedom to do things we have not been able to do otherwise. Growing the business and providing quality service to our customers will ultimately bring added value to our shareholders.”

About CyberGuard Corporation

CyberGuard Corporation, the technology leader in network security, provides enterprise and electronic commerce security solutions to Fortune 1000 companies and governments worldwide. CyberGuard’s award-winning firewall/VPN products and services protect the integrity of data and applications from unauthorized access. CyberGuard’s appliances, which include SL, KS, FS and LX models, hold Common Criteria Evaluation Assurance Level 4+ (EAL4+) certification, the most prestigious and rigorous IT security evaluation available. The company has world headquarters in Ft. Lauderdale, Florida, and branch offices worldwide. More information on CyberGuard Corporation can be found at http://www.cyberguard.com.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and the outcome of a class action lawsuit against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2002, and other information filed with the Commission.